Exhibit 10.3
AMERICAN EQUITY TRANSITION BENEFIT PLAN
Dated as of August 6, 2021
ARTICLE I
PURPOSE
The purpose of the American Equity Transition Benefit Plan is to provide benefits to certain employees of the Company and other Employers whose employment is involuntarily terminated under the circumstances set forth below. The Employer intends the Plan to qualify as an unfunded “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) designed to provide severance benefits to Participants as a “welfare plan” (as such term is defined under Section 3(1) of ERISA). The Plan is effective as of August 6, 2021.
ARTICLE II
DEFINITIONS
The following capitalized terms shall, for purposes of this Plan have the meaning described below.
Affiliate means the Holding Company or any entity which is within the definition of that term under S.E.C. Rule 12b-2 which reference to the Holding Company.
Click means the Employer’s Click incentive compensation program.
Click Basis means the Participant’s most recent Click award, determined in the sole discretion of the Employer under Click.
COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985.
COBRA Assistance means a taxable cash payment equal to such Participant’s COBRA contribution rate for the first twelve (12) months after termination of employment.
Company means American Equity Investment Life Insurance Company.
Employee means any individual employed by an Employer in the United States of America who is eligible to participate in the American Equity Investment Profit Sharing and 401(K) Plan.
Employer means any Affiliate which adopts this Plan, each with respect to its own Employees.
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Holding Company means American Equity Investment Life Holding Company.
Involuntary Termination means any of Involuntary Termination Due To Job Elimination, Involuntary Termination Due to Job Modification, or Involuntary Termination Due to Poor Fit, but in no case includes any employment termination at any time, that was attributable, in the sole discretion of the Employer, to any of (a) the Employee engaging in misconduct (as determined in the sole discretion of the Employer), (b) Employee poor job performance not qualifying for Involuntary Termination Due to Job Modification, or Involuntary Termination Due to Poor Fit, (c) the Employee resigning or retiring, including after an Employer has notified the Employee that Employer intends to involuntarily terminate the Employee, or (d) the Employee’s death.
Involuntary Termination Due to Job Elimination means an involuntary termination of an Employee's employment by an Employer that, in the sole discretion of the Employer, was because the Employee's job has been eliminated.
Involuntary Termination Due to Job Modification means an involuntary termination of an Employee's employment by an Employer that is attributable, in the sole discretion of the Employer, to changes to the level, responsibilities, education, training, qualifications, experience, or skills required to successfully perform the Employee’s job that the Employee does not possess and is unlikely, despite reasonably anticipated efforts, to possess within a reasonable period of time in light of business needs.

Involuntary Termination Due to Poor Fit means an involuntary termination of an Employee's employment by an Employer that is attributable, in the sole discretion of the Employer, to manifest poor Employee fit or misalignment for the Employee’s job due to the Employee’s lack of training, qualifications, experience, or skills required to successfully perform the Employee’s job and that the Employee is unlikely, despite reasonably anticipated efforts, to possess the necessary attributes within a reasonable period of time in light of business needs, such poor fit generally arising within a reasonable time after the Employee is placed in the job.
Participant means any Employee whose employment is terminated because of an Involuntary Termination and whom the Employer selects, in the Employer’s discretion, to be a Participant.
Plan means this American Equity Transition Benefit Plan, as amended from time to time.
Plan Administrator means the individual designated by the Chief Human Resources Officer of the Company.
Prior Severance Arrangement means an Employee’s offer letter or other agreement or arrangement with the Company or an Affiliate (other than the Plan) that provides for the payment of severance benefits or similar payments to the Employee upon a change-in-control related to the Company or the Employee’s employment termination or cessation with the Company (or an Affiliate).
Separation Agreement and General Release means the document designated by the Employer from time to time.
Severance Benefit means a severance benefit determined in accordance with Article IV, subject to the applicable limits and/or benefit reductions set forth in the Plan.
Short-Term Incentive Target means the Participant’s target STI Plan award, determined in the sole discretion of the Employer under the STI Plan.
STI Plan means the American Equity Investment Life Holding Company Short-Term Performance Incentive Plan.
Tier 1 Participant means a Participant whom the Employer determines from its books and records is, as of the date of Involuntary Termination, an executive officer (as determined under SEC Rule 3b-7 or any successor rule) of the Holding Company, or an Executive Vice President of the Company.
Tier 2 Participant means a Participant who is not a Tier 1 Participant whom the Employer determines from its books and records is, as of the date of Involuntary Termination, a direct report to the Holding Company Chief Executive Officer holding a “Chief” title, or a senior managing directors title, with the Company.
Tier 3 Participant means a Participant who is neither a Tier 1 Participant nor Tier 2 Participant whom the Employer determines from its books and records is, as of the date of Involuntary Termination, holding a “Head of” title.
Tier 4 Participant means a Participant who is neither a Tier 1 Participant, nor a Tier 2 Participant, nor Tier 3 Participant.
Week's Pay means 1/52nd of the Employee's annual gross base salary as of the date of such Employee's Involuntary Termination, determined without regard to overtime, commissions, premiums, bonuses, incentive payments, incentive awards, supplemental allowances, shift allowances, living or other allowances as well as retirement benefits and other fringe benefits.
Year of Service means each year of continuous service with the Company or an Affiliate since the latest date of hire of the Employee by such Company or Affiliate, rounded to the nearest whole number, as determined by the Employer based on its books and records.
ARTICLE III
ELIGIBILITY AND PAYMENT
3.1    Eligibility. A Participant is entitled to a Severance Benefit only if, as determined by the Employer in its sole discretion:
(a) The Participant does not voluntarily terminate employment with the Participant's Employer on or before the date on which the Participant's Involuntary Termination would have become effective; and

(b) The Participant continues to work through the date of his or her scheduled termination in a manner which is satisfactory to the Employer and complies with all Employer policies, procedures, and guidelines.
3.2    Severance Benefit. A Participant is entitled to a Severance Benefit only if:
(a) The Employer, in its discretion, offers the Participant a Separation Agreement and General Release, the Participant agrees to such agreement, such agreement becomes final and effective (including that the Participant does not revoke acceptance in accordance with that agreement’s terms); and
(b) The Participant does not violate the terms of the Separation Agreement and General Release, as determined by the Employer in its discretion.
3.3    Distribution of Severance Benefits.
(a) So long as the Participant’s Separation Agreement and General Release becomes final and effective, the Participant will receive any Severance Pay in substantially equal installments beginning on the next practicable scheduled Company payday following the Separation Agreement and General Release becoming final and effective, and the last equal installment paid:
(1) for a Tier 1, Tier 2, or Tier 3 Participant, no later than March 15th of the calendar year following the date of employment termination (or following the date of separation from service under U.S. Internal Revenue Code Section 409A, if different), except as otherwise provided in the Separation Agreement and General Release; or
(2) for a Tier 4 Participant, no later than the earlier of (a) three (3) months after the installment payments began, or (a) March 15th of the calendar year following the date of employment termination (or following the date of separation from service under U.S. Internal Revenue Code Section 409A, if different), in each case except as otherwise provided in the Separation Agreement and General Release.
(b) So long as a Tier 1 Participant’s Separation Agreement and General Release becomes final and effective, the Participant will receive any COBRA Assistance in a single lump sum on the next practicable scheduled Company payday after the later of (i) election to continue coverage under the Company's Medical and Dental Plans under COBRA; or (ii) the Separation Agreement and General Release becomes final and effective, except as otherwise provided in the Separation Agreement and General Release.
(c) So long as the Participant’s Separation Agreement and General Release becomes final and effective, the Participant will receive Outplacement Assistance as described in Article IV, except as otherwise provided in the Separation Agreement and General Release.
3.4 Death of a Participant. If a Participant who is offered a Separation Agreement and General Release dies before executing that agreement, such Participant shall receive no Severance Benefit. With respect to a Participant who is offered and has executed a Separation Agreement and General Release as of the date of death the Participant’s estate shall receive the Severance Pay Component and any COBRA Assistance prescribed in the Separation Agreement and General Release, except that there will be no entitlement to receive any Outplacement Assistance.
3.5 Offset. (a) To the extent permitted by law, the Company and/or its Affiliates reserve the right to offset Severance Pay by (i) any advance, loan or other monies the Participant owes the Company or any Affiliate; or (ii) any obligations the Participant owes the Company or any Affiliate, including, but not limited to, the following: any outstanding financial obligations(s) that the Participant has to the Company or any Affiliate, including, but not limited to, expense account balances, employee advances, the value of any computer hardware or software, communications equipment or other Company- or any Affiliate-provided property in the Participant’s possession that the Participant fails to return to the Company or an Affiliate. Additionally, since damages due to violation of any of the provisions of the Separation Agreement or release will be significant and difficult to estimate, the Company may cease payment of any and all amounts under this Plan upon becoming aware of any such violation or breach. The Company and/or its Affiliates may also take any other action consistent with law that any of them considers in its sole discretion to be necessary and /or appropriate.
(b) To the extent that a federal, state or local law, including the Worker Adjustment and Retraining Notification Act ("WARN"), requires the Company or any Affiliate to give advance notice or make a payment to a Participant because of Involuntary Termination, layoff, plant closing, sale of business or any other similar event (collectively, "WARN Event"), then the amount of such required payment shall coordinate with and reduce Severance Pay otherwise payable under the Plan; provided, however, that in no event shall Severance Pay be reduced by this provision on account of a WARN Event below two (2) Weeks’ Pay.
3.6 Other Company, Affiliate, and Employer Arrangements. Any other Participant rights and benefits that may be available under any other Company, Employer, or Affiliate arrangements, including any rights under long term incentive compensation plans arising upon a termination of employment with severance eligibility, shall be determined in accordance with the terms and conditions of such arrangements, including but not limited to applicable governing award agreements including any condition for execution and non-revocation of a Separation Agreement and General Release.
ARTICLE IV
DETERMINATION OF SEVERANCE BENEFIT
4.1 Components of Severance Benefit. The Severance Benefit offered to a Participant under a Separation Agreement and General Release, and payable only if such Separation Agreement and General Release becomes final and effective and the Participant has not violated its terms, shall consist of the elements provided in this Article IV. Notwithstanding the foregoing provisions of this Article IV, the Employer, in its sole discretion, may at any time prior to the execution by a Participant of a Separation Agreement and General Release, increase, decrease or eliminate the Severance Benefit payable as to any given Participant or any class of Participants, based on such factors or considerations that the Employer deems relevant.
4.2 Severance Pay. The Severance Benefit will include “Severance Pay” equal the sum of the amounts determined under clauses (a) and (b):
(a) a “Base Salary Component”:
(1) for a Tier 1 or Tier 2 Participant, a Base Salary Component equal to fiftytwo (52) Weeks' Pay;
(2) for a Tier 3 Participant, a Base Salary Component equal to two (2) Week’s Pay for each Year of Service, minimum sixteen (16) weeks, maximum thirty-six (36) weeks; or
(2) for a Tier 4 Participant, a Base Salary Component equal to two (2) Week’s Pay for each Year of Service, minimum twelve (12) weeks, maximum twenty-six (26) weeks.
(b) a “Short-Term Incentive Compensation Component”:
(1) for Participants eligible under the STI Plan:
(i) If the Participant's last day of employment with the Employer on account of an Involuntary Termination is on or after March 16 through and including December 31 of a calendar year, then the Participant shall receive, in consideration of the STI Plan opportunity for the current calendar year, an amount based on a pro rata share of the Participant's Short-Term Incentive Target determined by the Employer in its discretion using a fraction, the numerator of which is equal to the number of the Participant's full or partial months of employment during such calendar year, and the denominator of which is twelve; or
(ii) If the Participant’s last day of employment with the Employer on account of Involuntary Termination is on or after January 1 but prior to March 16 of a calendar year, then (a) any Short-Term Incentive Compensation Component with respect to the prior calendar year performance shall be determined consistent with the methodology of the STI Plan; and (b) the Participant shall receive no Short-Term Incentive Compensation Component with respect to the current calendar year in which the Involuntary Termination took place.
(2) For Participants eligible under Click:
(i) If the Participant's last day of employment with the Employer on account of an Involuntary Termination is on or after half-way through a Click period, then the Participant shall receive, in consideration of the Click opportunity for the current Click period, an amount based on a pro rata share of the Participant's Click Basis determined by the Employer in its discretion using a fraction, the numerator of which is equal to the number of the Participant's full or partial months of employment during such period, and the denominator of which is the total number of months in that Click Period; or

(ii) If the Participant’s last day of employment with the Employer on account of Involuntary Termination is earlier than half-way through a Click period, then (a) any Short-Term Incentive Compensation Component with respect to any yet unpaid Click award for the prior Click Period shall be determined consistent with the methodology of Click; and (b) the Participant shall receive no Short-Term Incentive Compensation Component with respect to the current Click period in which the Involuntary Termination took place.
4.3 COBRA Assistance. For a Tier 1 Participant only, to the extent the Participant is entitled to elect to continue coverage under the Company's Medical and Dental Plans under COBRA, and so elects COBRA coverage, the Severance Benefit will, to the extent permissible under law, include COBRA Assistance.
4.4 Outplacement Assistance. The Severance Benefit will include “Outplacement Assistance,” which shall be determined by a schedule determined by the Employer from time to time. In no event shall any Plan payments for Outplacement Services be made later than March 15 of the calendar year following the calendar year of the Participant’s termination of employment.
ARTICLE V
ADMINISTRATION
5.1 Administration of the Plan. The Plan Administrator shall be the administrator of the Plan for purposes of Section 3(16) of ERISA. The Plan Administrator shall have full discretionary authority to control and manage the operation of the Plan. The Plan will not compensate the Plan Administrator or its delegates for performing their Plan duties. The Plan Administrator has full and exclusive discretionary authority to:
(a) determine all questions relating to the eligibility, benefits, and other rights of Employees under the Plan, and all matters related thereto;
(b) interpret, construe and administer the provisions of the Plan, summary plan description, and (solely for purposes of claims under the Plan) any Separation Agreement and General Release;
(c) adopt any rules, procedures and forms necessary for the operation and administration of the Plan;
(d) keep all records necessary for the operation and administration of the Plan;
(e) take all steps necessary to comply with any ERISA reporting and disclosure requirements applicable to the Plan;
(f) designate or employ agents (who may also be Employees of an Employer) and delegate to such agents the exercise of one or more specific powers of the Plan Administrator;
(g) delegate any or all of its authority under the Plan to any individual, organization or committee either within the Employer or an unrelated third party; and
(h) retain or contract with any legal, accounting or other expert advisers (who may also be advisers to the Employer in connection with the Administrator’s operation and administration of the Plan.
The Plan Administrator's interpretation and construction hereof, summary plan description, and (solely for purposes of claims under the Plan) any Separation Agreement and General Release, and its determinations thereunder (including under Sections 5.5 and 5.6) shall be binding and conclusive on all parties for all purposes.
5.2 Named Fiduciary. The Plan Administrator shall be the named fiduciary with respect to the Plan for purposes of Section 402 of ERISA.
5.3 Right of Contract. The Plan Administrator may contract with one or more persons to render advice with regard to any responsibility it has under this Plan.
5.4 Establishment of Administrative Procedures. Subject to the limitations of the Plan, the Plan Administrator shall from time to time establish such procedures for the administration of this Plan as the Plan Administrator may deem desirable.

5.5 Claims Procedure. Claims for benefits under this Plan may be submitted in writing to the Plan Administrator (or designee) by a claimant. An authorized representative (including legal counsel) may act on behalf of such claimant in pursuit of a claim under Section 5.6 of the Plan.
(a) If it is determined that a claim for benefits is not payable, in whole or in part, the Plan Administrator (or its delegate) will provide written notification of the denial within 90 days after the claim is received from a claimant or delegate.
(b) This notice will include:
(1) The specific reasons for denying the claim;
(2) A specific reference to the Plan provisions upon which the denial is based;
(3) A description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why this additional material or information is necessary; and
(4) A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.
(c) If the Plan Administrator (or its delegate) determines that an extension of time is necessary for processing the claim, the Plan Administrator (or its delegate) shall notify the claimant in writing or electronically of such extension, the special circumstances requiring the extension and the date by which the Plan Administrator (or its delegate) expects to render the benefit determination. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period. If notice of the denial of a claim is not furnished within 90 days after the Plan Administrator (or its delegate) receives it (or within 180 days after such receipt if the Plan Administrator (or its delegate) determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in Section 5.7.
5.6 Appeals Procedure. Within 60 days of receiving the notice of denial, a claimant may file a written request with the Plan Administrator (or its delegate) for appellate review by the Chief Human Resources Officer of the Company, or such individual’s designee other than the Plan Administrator, of the adverse benefit determination. An authorized representative (including legal counsel) may act on behalf of such claimant in pursuing an appeal under Section 5.7 of the Plan.
(a) In connection with the claimant’s appeal of the adverse benefit determination, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits, and claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
(b) Claimants will be provided with a final decision in writing promptly, and within 60 days of receiving the request for review, unless the Chief Human Resources Officer of the Company, or such individual’s designee other than the Plan Administrator, determines that special circumstances require an extension of time for processing, in which case Chief Human Resources Officer of the Company, or such individual’s designee other than the Plan Administrator, shall notify the claimant in writing or electronically of such extension, the special circumstances requiring the extension and the date by which the Plan Administrator (or its delegate) expects that the decision on the appeal of the benefit determination to be made. In no event shall the extension exceed a period of 60 days from the end of the initial 60-day period.
(c) In the case of an adverse benefit determination, the claimant will be provided with a written notice that shall include:
(1) specific reasons for the adverse determination;
(2) a reference to the specific Plan provisions on which the determination is based;
(3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(4) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.
(c) For purposes of determining the appeal, the Chief Human Resources Officer of the Company, or such individual’s designee other than the Plan Administrator, shall have each of the powers and authority of the Plan Administrator

5.7 Plan Administrator’s Discretionary Authority. The Plan Administrator (or its delegate) has full discretion and authority to construe and interpret all provisions of the Plan, summary plan description, any Separation Agreement and General Release (solely for purposes of claims under the Plan), and any claims for benefits, and to make any factual determinations necessary to resolve a claim. The claimant may not bring an action in any court under the Plan until the claim and appeal rights described in Sections 5.5 and 5.6 have been exercised and exhausted, and the eligibility or benefits requested in the appeal have been denied, in whole or in part. In addition, if a claimant does not raise a particular issue or issues during the claim and appeals process, the claimant may not raise such issue or issues in any subsequent action brought in any court.
ARTICLE VI
AMENDMENT AND TERMINATION
6.1 Right to Amend or Terminate. Except as otherwise set forth below, the Plan may at any time without prior notice, for any reason, and from time to time be amended, suspended or terminated in whole or in part, in writing in a document executed by an officer of the Company.
6.2 Cessation of Eligibility. In the event the Plan is amended, suspended or terminated, Employees shall cease to be eligible for benefits with respect to employment terminations which occur thereafter except in accordance with such amendment.
ARTICLE VII
GENERAL
7.1 Management Decisions. This Plan document does not fully define in any particular circumstance whether an Employee's termination of employment entitles such Employee to any Severance Benefit hereunder, and the Employer reserves the right as a management prerogative to review the circumstances regarding each Employee's termination and to determine whether such Employee is eligible for, or entitled to, a Severance Benefit hereunder, including, without limitation, whether or not the circumstances of any Employee's termination of employment falls within the definition of Involuntary Termination, whether an individual is an eligible Employee, whether an Employee has a Prior Severance Arrangement, and whether an individual should be provided with a Separation Agreement and General Release. Where any provision of this Plan provides that any determination is to be made or other action taken by the Employer, that determination or action shall be considered for all purposes an exercise within the Employer's management prerogative to determine an Employee's eligibility for, and/or entitlement to, a Severance Benefit under the Plan and the amount or form of any such Severance Benefit (and not an exercise of discretion by a Plan fiduciary such as the Plan Administrator or a named fiduciary as described in Article V, which exercise may be reviewable subject to the provisions of applicable law). Such determinations or actions by the Employer under this Plan shall, to the extent made by the person who has been designated to serve as Plan Administrator, shall be made or taken by that individual in his or her capacity as an agent of the Employer exercising authority to perform management functions delegated by the Employer, and shall not be made or taken by that individual in the capacity of Plan Administrator or named fiduciary under ERISA.
7.2 Maximum Severance Benefit. Notwithstanding anything else contained in this Plan, maximum severance benefits payable to a Participant shall not exceed twice the Participant's “annual compensation” within the meaning of U.S. Department of Labor Regulation 29 CFR Section 2510.3-2(b)(2)(i) as determined by the Employer during the year immediately preceding his or her Involuntary Termination. In the event that total severance benefits would exceed this maximum, Severance Pay (and, if necessary, the Outplacement Assistance) shall be reduced so that the total severance benefits equals no more than such maximum.
7.3 No Right to Employment. Nothing contained herein shall be construed as conferring upon an Employee or Participant the right to continue in the employ of the Employer, Company, or any Affiliate in any capacity nor interfere in any way with the right of the Employer, Company, or any Affiliate to discharge an Employee or Participant for any reason.
7.4 Employee Benefit Plans. The Severance Benefit shall not be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any employee benefit plan or any other arrangement of the Employer, Company, or any Affiliate maintained for the benefit of its employees.
7.5 Severance Benefit as an Unsecured Promise. It is anticipated that the Employer, Company, or any Affiliate may establish a memorandum account on its books for the Participant as a bookkeeping convenience to reflect the anticipated Severance Benefit. However, the Company shall not be required to segregate any funds representing such Severance Benefit and nothing in this Plan shall be construed as providing for or requiring such segregation. In addition, neither the Employer,

Company, or any Affiliate shall be deemed to be a trustee for the Participant of any Severance Benefit. The Participant and any other person or persons having or claiming a right to payments hereunder or to any interest in this Plan shall rely solely on the unsecured promise of the Company to make payments hereunder. Nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer, Company, or any Affiliate or in which it may have any right, title or interest now or in the future. The rights of any such person shall be limited to those of an unsecured creditor.
7.6 Payment from General Assets. Payments hereunder shall at all times be made by the Employer, Company, or an Affiliate. Title to, and beneficial ownership of, any assets that the Employer, Company, or an Affiliate may designate to pay any Severance Benefit shall at all times remain with the Employer, Company, or Affiliate, and nothing provided for herein shall cause such assets to be treated as anything other than general assets of the Employer, Company, or Affiliate. Nothing set forth herein nor elsewhere shall preclude Employer, Company, or Affiliate if it so elects, in its sole discretion, to establish a trust under Code Section 501(c)(9) for the purpose of funding benefits payable under the Plan. Payments from any such trust shall discharge Employer, Company, or Affiliate’s obligations under the Plan.
7.7 Withholding. Each Employer, Company, or Affiliate retain the right to deduct and withhold from any Severance Benefit all sums which it may be required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.
7.8 No Assignment. Neither the Participant nor any other person or persons entitled to any payment hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment and any attempted transfer, assignment, anticipation, mortgage or other encumbrance shall be void. No payment shall be subject to seizure for the payment of public or private debts or judgments of the Participant, or be transferable by operation of law in event of the Participant's bankruptcy, insolvency or otherwise, except to the extent otherwise required by law.
7.9 Other Policies. Any Employer, Company, or Affiliate policies, practices, agreements or arrangements regarding severance benefits, or similar payments upon employment termination or cessation other than a Prior Severance Arrangement, are hereby superseded by this Plan. If an Employee has a Prior Severance Arrangement, then such Employee shall not be entitled to any benefits under the Plan.
7.10 Governing Law and Litigation. This Plan shall be governed by and construed in accordance with the laws of the State of Iowa, to the extent not preempted by ERISA or other applicable Federal law. Any action under this Plan shall be brought in the United States District Court for the District of Iowa. Any action by a claimant or Participant must be brought within one (1) year of the later of (a) the date the individual receives a final decision on a claim for benefits, or (b) the date the individual’s appeal is denied or deemed denied.
7.11 Construction.
(a) All pronouns shall include any other pronoun regardless of sex and singularity/plurality, unless the context clearly indicates otherwise.
(b) The word "day" or "days" means a calendar day or days, unless expressly stated otherwise.

7.12 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.
Approved:
By: /s/ Jennifer Bryant_________________________________
    Jennifer Bryant
    Executive Vice President and Chief Human Resources Officer

Adopted by the Company:
By: /s/ Jennifer Bryant__________________________________
    Jennifer Bryant
    Executive Vice President and Chief Human Resources Officer